Exhibit 99.1
CONNETICS REPORTS THIRD QUARTER REVENUES OF
$55.3 MILLION AND DILUTED EPS OF $0.39
PALO ALTO, Calif. (November 1, 2005) — Connetics Corporation (NASDAQ: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, announced today that its net income for the third quarter ended September 30, 2005 was $15.4 million, up from net income of $3.7 million for the third quarter of 2004. Diluted earnings per share increased to $0.39 from $0.10 for the comparable period in 2004. The Company’s financial results for the 2005 third quarter include a $7.0 million revenue benefit due to a reserve adjustment, as described below.
Total revenues for the third quarter of 2005 were $55.3 million, an increase of 48% over total revenues of $37.3 million in the third quarter of 2004. Total product revenues for the quarter increased 49% to $55.2 million, up from $37.0 million in the third quarter of 2004, reflecting contribution from sales of Evoclin™, which was launched in December 2004, and continued growth in sales of Soriatane®, OLUX® and Luxíq®. Third quarter product sales included: Soriatane $23.1 million, Evoclin $7.7 million, OLUX $17.3 million and Luxíq $7.0 million.
Product revenues for the quarter include a one-time $7.0 million benefit from the reduction of revenue reserve estimates related to Soriatane. The original estimates, based on information available to the Company at the time it acquired the product rights from Roche in March 2004, were revised after Roche furnished actual product return and Medicaid information during the 2005 third quarter. Excluding the $7.0 million benefit, product revenues for the quarter were up 30% over the third quarter of 2004.
Selling, general and administrative expenses for the third quarter of 2005 increased to $23.4 million, from $16.8 million in the comparable period last year, primarily due to costs associated with a larger sales force and promotional activities related to Evoclin. Research and development expenses for the third quarter of 2005 were $8.2 million, compared with $6.0 million in the third quarter of 2004, reflecting the Company’s late-stage clinical activities, including Phase III trials with Primolux™ and Extina®.
Connetics’ cash and investments, including restricted cash, as of September 30, 2005, totaled $273 million.
“The third quarter marked another solid period of commercial growth while we continued to make progress advancing our product pipeline,” said Thomas G. Wiggans, Chief Executive Officer of Connetics. “Evoclin continues to be the most successful product launch in our Company’s history, and now is the leading branded clindamycin product in dermatology. In addition, the remainder of our product portfolio continues to enjoy revenue growth. We are investing significantly in our pipeline to drive our future growth, and we have several global licenses that we expect will begin generating new royalty and contract revenues for the Company in the coming year. In the final months of 2005, we continue to build a broad platform that will allow Connetics to become the leading medical dermatology company in the U.S.”
Significant activities in the third quarter of 2005 and subsequent weeks included:

•	Obtaining positive Phase III results with Primolux for psoriasis. The Primolux clinical program consists of two Phase III trials, one focusing on psoriasis and one on atopic dermatitis. In the psoriasis trial, Primolux demonstrated statistically significant positive results, and was safe and well-tolerated. The atopic dermatitis trial is ongoing, and the Company affirms that completion is anticipated in the current quarter.
•	Initiating a Phase III clinical program with Extina, an investigational new drug formulation of 2% ketoconazole in the VersaFoam-HF™ delivery system for the treatment of seborrheic dermatitis. The trial is designed to demonstrate superiority to placebo foam, consistent with several meetings between the Company and U.S. Food and Drug Administration (FDA) representatives.
•	Hosting Discovery Day 2005, a unique event for investors and financial analysts highlighting Connetics’ development and commercial capabilities. Held on-site at the Company’s new headquarters, the program featured hands-on demonstrations in Connetics’ formulation and Center for Skin Biology labs, and presentations by senior management and three staff dermatologists.
•	The announcement by Novartis Consumer Health of successful clinical trial results for the antifungal Lamisil® as a single-dose treatment for athlete’s foot; this treatment is based on a patented topical delivery vehicle licensed from Connetics.
•	Filing a patent infringement lawsuit against Agis (now Perrigo Israel) in response to its submission to the FDA of an abbreviated new drug application for a generic clobetasol foam.
Year-to-Date Financials
For the nine months ended September 30, 2005, total revenues were $143.1 million, an increase of 42% compared with total revenues of $100.6 million for the first nine months of 2004.
SG&A expenses for the first nine months of 2005 were $76.1 million compared with $49.1 million for the first nine months of 2004. R&D expenses for the first nine months of 2005 were $22.8 million, up from $15.3 million in the first nine months of 2004.
Net income was $18.9 million, or $0.50 per diluted share, compared with net income of $13.0 million, or $0.35 per diluted share, for the comparable period last year.
Financial Guidance
For the fourth quarter of 2005 Connetics projects total revenues of $47 million to $49 million, and combined SG&A and R&D expenses in the range of $29 million to $30 million. Earnings per share on a diluted “If Converted” basis for the fourth quarter of 2005 are projected to be $0.24 to $0.26.
The Company’s full year total revenues are expected to be $190 million to $192 million, compared with prior guidance of $185 million to $190 million. Combined SG&A and R&D expenses are now projected to be in the range of $128 million to $129 million, compared with prior guidance of $125 million to $127 million. Earnings per share on a diluted “If Converted” basis for 2005 are expected to be $0.74 to $0.76, compared with prior guidance of $0.66 to $0.70.
In determining the Company’s financial guidance, Connetics’ management considered many factors and assumptions including, but not limited to, current and projected prescription information; sales trend data for the Company’s products; the potential generic availability of, and competitive threats to, the Company’s products; size, reach and call frequency of the Company’s selling organization; status, timing and progression of the Company’s development projects; current and projected spending levels to support sales, marketing, development, and administrative activities; and other risk factors discussed in Connetics’ publicly filed documents. The above guidance does not take into account the effect of expensing stock options or the potential impact of other components of Connetics’ growth strategy, including possible future acquisitions of products, businesses and/or technologies.

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Conference Call
Connetics will host a conference call to review highlights of the quarter, and key updates on topics including product performance, commercialization organization and activities, Velac status, and product pipeline. The call will begin at 4:30 p.m. Eastern time/1:30 p.m. Pacific time today. To participate in the live call by telephone, domestic callers should dial (888) 328-2575, and international callers should dial (706) 643-0459. To listen to the conference call live via the Internet, go to the investor relations section of www.connetics.com; a replay will be available for 30 days. The telephone replay will be available for 48 hours beginning today at 6:30 p.m. Eastern time/3:30 p.m. Pacific time by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S. The Conference ID# is 1305997.
About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxiq® (betamethasone valerate) Foam, 0.12%, Soriatane® (acitretin) capsules and Evoclin™ (clindamycin) Foam, 1%. Connetics is developing Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, for treating acne; Desilux™ (desonide) VersaFoam-EF, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis; Primolux™ (clobetasol propionate) VersaFoam-EF, 0.05%, a super high-potency topical steroid formulation to treat atopic dermatitis and plaque psoriasis; and Extina® (ketoconazole) VersaFoam-HF, 2%, to treat seborrheic dermatitis. Connetics’ product formulations are designed to improve the management of dermatological diseases and provide significant product differentiation. In Connetics’ marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.
Forward Looking Statements
Except for historical information, this press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Connetics expects, believes or anticipates will or may occur in the future, including, particularly, statements about sales growth of its product portfolio, investments in its product pipeline, revenues resulting from global licenses, the building of a product platform, completion of the atopic dermatitis trial, earnings estimates, future financial performance, and financial guidance, are forward-looking statements. Statements pertaining to revenue expectations, revenue growth, and regulatory and clinical milestones associated with Connetics’ products or product candidates are also forward-looking statements. All forward-looking statements are based on certain assumptions made by Connetics’ management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Connetics’ control, and which could cause actual results or events to differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended June 30, 2005. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Connetics disclaims any intent or obligation to update any forward-looking statements.
Contacts:

Patrick O’Brien	Bruce Voss or Zachary Bryant
Senior Director, Investor Relations	Lippert/Heilshorn & Associates
(650) 739-2950	(310) 691-7100
pobrien@connetics.com	bvoss@lhai.com
Press Release Code: (CNCT-F)
Tables Follow
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CONNETICS CORPORATION
Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues:
Product	$55,183	$36,999	$142,612	$98,564
Royalty and contract	158	345	469	2,015

Total revenues	55,341	37,344	143,081	100,579

Operating costs and expenses:
Cost of product revenues	4,183	3,067	12,931	8,213
Research and development	8,223	6,038	22,794	15,281
Selling, general and administrative	23,378	16,789	76,055	49,100
Depreciation and amortization	3,882	3,738	11,453	9,153
Acquired in-process research and development	—	3,500	—	3,500

Total operating costs and expenses	39,666	33,132	123,233	85,247

Income from operations	15,675	4,212	19,848	15,332

Interest and other income (expense), net	160	(373)	(212)	(1,273)

Income before income taxes	15,835	3,839	19,636	14,059

Provision for income taxes	470	144	728	1,034

Net income	$15,365	$3,695	$18,908	$13,025

Net income per share:
Basic	$0.44	$0.10	$0.54	$0.37

Diluted(1)	$0.39	$0.10	$0.50	$0.35

Shares used to calculate net income per share:
Basic	35,075	35,510	35,197	34,794

Diluted(1)	40,812	38,064	41,665	37,179

(1)	In accordance with SFAS No. 128, using the If-Converted Method, interest expense and amortized deal costs of $655,000 and $1,966,000 related to 2.25% convertible senior notes due in 2008 has been added back to net income for purposes of calculating net income per diluted share for the three and nine month periods ended September 30, 2005, respectively. Shares used to calculate net income per diluted share for the three and nine month periods ended September 30, 2005 include the dilutive effect of shares issuable upon exercise of outstanding stock options and warrants plus the effect of $90.0 million 2.25% convertible senior notes, which convert to approximately 4.2 million shares. No adjustment for the 2.25% convertible senior notes was made to the shares for the three or nine months ended September 30, 2004 as the effect would have been antidilutive to earnings per share.

CONNETICS CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	December 31,
	2005	2004
Assets

Assets:
Cash, cash equivalents and short-term investments	$268,865	$72,383
Restricted cash	4,059	3,963
Accounts receivable and other current assets	35,571	35,750
Goodwill and other intangible assets, net	118,461	128,659
Property and equipment, net	14,306	11,830
Other long-term assets	12,604	3,707

Total assets	$453,866	$256,292

Liabilities and Stockholders’ Equity

Liabilities and stockholders’ equity:
Current liabilities	$44,832	$37,952
Other liabilities	290,546	90,420
Stockholders’ equity	118,488	127,920

Total liabilities and stockholders’ equity	$453,866	$256,292

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Connetics Corporation
3160 Porter Drive
Palo Alto, CA 94304